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                                                                   EXHIBIT 99.1
[VIASYSTEMS LOGO]

NEWS COPY                                                   INFORMATION CONTACT:
                                                            Charles D. Shrader
FOR IMMEDIATE RELEASE                                       (314) 746-2236

           VIASYSTEMS GROUP, INC. ACQUIRES PCB MANUFACTURING DIVISION
              OF TERMBRAY INDUSTRIES INTERNATIONAL (HOLDINGS) LTD.


ST. LOUIS, August 4, 1999 - Viasystems Group, Inc., formed in 1996 by the investment firm of Hicks, Muse, Tate & Furst Incorporated and Mills & Partners, Inc., announced today that it has entered into an agreement to acquire the PCB manufacturing division ("Kalex") of Termbray Industries International (Holdings) Limited at a purchase price of $325 million, subject to certain closing date balance sheet adjustments. Viasystems is financing the acquisition through a placement of $200 million of Viasystems common stock and additional bank borrowings. The transaction is expected to close on August 5, 1999.

Kalex has two vertically-integrated operations in China equipped with advanced equipment that enables the company to combine high-quality, high-volume production with low manufacturing costs. Annual production capacity is over fifteen million square feet for double-sided and multi-layer printed circuit boards. Europe and the United States account for approximately seventy-five percent of Kalex's total sales in the computer, telecommunications, automotive, and consumer electronics industries.

JAMES N. MILLS, chairman and chief executive officer of Viasystems, said: "The acquisition of Kalex represents a solid investment for Viasystems, fulfilling our global expansion strategy. The two facilities of Kalex provide manufacturing capacity to better serve our customers' requirements, strengthening our position in the PCB market."

"Their capabilities and location add quantifiable value to our global product offering and services," stated TIMOTHY L. CONLON, president and chief operating officer of Viasystems. "Not only are Kalex's facilities well equipped, there is sufficient room for manufacturing growth."

Mills & Partners, Inc., founded in 1985 by James N. Mills, has participated in the acquisition and subsequent operation of several commercial and industrial companies controlled by Hicks, Muse, Tate & Furst Incorporated, a leading private investment firm. Mills & Partners currently manages various Hicks Muse portfolio companies with total revenues of approximately $2 billion.

Since its formation in 1989, Hicks Muse has completed or currently has pending more than 300 transactions with a total capital value in excess of $36 billion. Headquartered in Dallas, the firm also has offices in New York, London, Buenos Aires and Mexico City.

Headquartered in St. Louis, Missouri, Viasystems Group, Inc. is one of the largest independent manufacturers of printed circuit boards and value added backplane assemblies and services. The company operates manufacturing facilities worldwide, supplying customers in a variety of markets that include the telecommunications, computer, automotive, military, consumer electronics, industrial, medical, and instrumentation industries.

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